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                                                                EXHIBIT 1.(B)


                   AMERICAN GENERAL SERIES PORTFOLIO COMPANY

                             ARTICLES SUPPLEMENTARY

     American General Series Portfolio Company, a Maryland corporation, having its principal office in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST:    Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article V of the Charter of the Corporation, the Board of Directors has duly divided and classified 100,000,000 shares of the unissued Common Stock of the Corporation into each of the following classes or series on the dates indicated in the parentheses following the names of the respective classes or series: Capital Accumulation Portfolio (May 28, 1985), Timed Opportunity Portfolio (May 28, 1985), Quality Growth Portfolio (December 11,
1986), Stock Index Portfolio (February 7, 1987), International Equities Portfolio (July 18, 1989), and Social Awareness Portfolio (July 18, 1989), all of which shares have the powers, preferences, other special rights, qualifications, restrictions, and limitations set forth in Article 5, Section
(2) of the Charter. The Board of Directors also has provided for the issuance of each such series.

     SECOND:   (a) Prior to the foregoing classifications, the Corporation was authorized to issue 1,000,000,000 shares of common stock, 300,000,000 million of which were authorized to be issued in the following classes of common stock comprising 100,000,000 shares each: Money Market Portfolio; Capital
Conservation Portfolio, and Government Securities Portfolio.

     (b) After giving effect to the classifications, the Corporation is authorized to issue 1,000,000,000 shares of common stock, 900,000,000 million of which were authorized to be issued in the following classes of common stock comprising 100,000,000 shares each: Money market Portfolio; Capital Conservation Portfolio; Government Securities Portfolio; Capital Accumulation Portfolio; Timed Opportunity Portfolio; Quality Growth Portfolio; Stock Index Portfolio; International Equities Portfolio; and Social Awareness Portfolio.

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     IN WITNESS WHEREOF, American General Series Portfolio Company has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on April 6, 1990.


WITNESS:                                AMERICAN GENERAL SERIES
                                          PORTFOLIO COMPANY




 /s/ CYNTHIA A. TOLES                   By  /s/ STEPHEN D. BICKEL
--------------------------                -----------------------------
Cynthia A. Toles, Secretary               Stephen D. Bickel, President



     THE UNDERSIGNED, President of American General Series Portfolio Company, who executed on behalf of the Corporation Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.




                                        /s/ STEPHEN D. BICKEL
                                        -----------------------------
                                        Stephen D. Bickel, President